Exhibit (n)(3)

May 21, 2020

The Board of Directors of
New Mountain Finance Corporation
787 Seventh Avenue, 48th Floor
New York, New York 10019

          We are aware that our report dated May 6, 2020, on our review of interim financial information of New Mountain Finance Corporation appearing in New Mountain Finance Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP